                                                                    Exhibit 4.24

                                RIGHTS AGREEMENT

     This Rights Agreement (this "Agreement"), effective July 27, 2005, is made between Icahn Partners LP, Icahn Partners Master Fund LP, High River Limited Partnership (collectively, the "Icahn Purchasers"), Viking Global Equities LP and VGE III Portfolio Ltd. (collectively, "Viking," and collectively with the Icahn Purchasers, the "Purchasers") and ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the "Company"). Capitalized terms used but not otherwise defined in this Agreement have the meaning ascribed to them in the Securities Purchase Agreement, dated July 21, 2005 (the "Purchase Agreement"), by and among the Company, the Purchasers and the other entities listed on Appendix A thereto.

                                   BACKGROUND

     A. Pursuant to the Purchase Agreement, at the Closing the Purchasers would purchase and the Company would issue to the Purchasers an aggregate approximately $14,000,000 of Shares and, for no additional consideration, Warrants to purchase a number of shares of Common Stock in the aggregate equal to 100% of the number of Shares purchased at a price of $2.26 (the "Purchaser Warrants").

     B. The Company is entering into this Agreement to induce the Purchasers to enter into and perform the Purchase Agreement.

                                    AGREEMENT

     In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1. CONSENT RIGHT.

     1.1 ADDITIONAL SHARES. The Company hereby agrees that it shall not at any time after the date of the Closing and prior to July 27, 2006, without the prior written consent of Purchasers which at the time own a majority of the Purchased Shares (as that term is defined below), issue any shares of its Common Stock other than Consent Excluded Shares in exchange for consideration, determined in accordance with the following sentences, in an amount per share less than the Exercise Price (as such term is defined in the Purchaser Warrants.) (For purposes of this Agreement, the term "issue" includes any issue or sale of Common Stock by the Company, whether of newly-issued shares or treasury shares, and the term "Purchased Shares" means on any date the sum of the number of Shares, plus the number of Warrant Shares for which the Purchaser Warrants have been exercised, that are owned in the aggregate by the Purchasers.) In the case of the issuance of shares of Common Stock for cash, the consideration received by the Company shall be deemed to be the amount of cash paid therefor after deducting any discounts, commissions or other expenses of underwriters, sales agents or brokers allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance thereof. In the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be valued at the fair value thereof.

     1.2 COMMON STOCK EQUIVALENTS. The Company hereby agrees that it shall not at any time after the date of the Closing and prior to July 27, 2006, without the prior written consent of the Purchasers which at the time own a majority of the Purchased Shares, issue or sell any warrants, options or other rights to subscribe for or purchase any additional shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock (other than Consent Excluded Shares) (collectively, "Common Stock Equivalents"), whether or not the rights to exchange or convert thereunder are immediately exercisable, and the effective price per share for which Common Stock is issuable upon the exercise, exchange or conversion of such Common Stock Equivalents shall be less than the Exercise Price.

     1.3 CONSENT EXCLUDED SHARES. For purposes of this Agreement the term "Consent Excluded Shares" means: (i) up to 1,000,000 shares of Common Stock or Common Stock Equivalents issued or issuable after the date of Closing to officers, employees, directors or consultants of the Company, as approved by the Board under incentive plans and in addition no officer, employee, director or consultant can receive Common Stock or Common Stock Equivalents for more than an aggregate of 100,000 shares of Common Stock; (ii) shares of Common Stock issuable upon exercise of warrants, options or other rights to acquire securities of the Company, in each case, outstanding on the date of the Closing;
(iii) the Shares; (iv) the Warrants and the Warrant Shares; (v) up to 200,000 shares of Common Stock issued or issuable to existing licensors of technology of the Company to pay expenses, royalties or milestone payments for which the Company is or becomes obligated under any licensing or related agreement; (vi) up to 150,000 shares of Common Stock or Common Stock Equivalents issued or issuable after the Closing Date for non-equity financing purposes, and as approved by the Board, to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions;
(vii) shares of Common Stock issuable or issued pursuant to stock splits and stock dividends; and (viii) shares of Common Stock issued or issuable by way of dividend or other distribution on outstanding shares.

     1.4 TERMINATION OF CONSENT RIGHTS. The consent rights of the Purchasers contained in this Section 1 shall automatically terminate and be of no further force and effect upon the earlier of (i) July 27, 2006; (ii) the date that the Purchasers' aggregate holdings of Purchased Shares (either of record or beneficially) is as a result of sales or other dispositions thereof equal to less than 50% of the aggregate number of Shares purchased by the Purchasers pursuant to the Purchase Agreement; and (iii) at the time of a Change of Control. For purposes of this Section 1.4 and without limitation, the holdings of the Purchasers will be determined on a net basis after giving effect to any sale or other disposition, contract or option to sell any shares of Common Stock, and any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of Common Stock, whether such arrangement provides for settlement by delivery of securities, the payment of cash or otherwise. For purposes of this Agreement, the term "Change of Control" means (A) any acquisition of the Company (whether or not the Company is the surviving corporation) by means of merger, consolidation or other form of corporate reorganization (other than a reincorporation transaction or change of domicile) following which the holders of the outstanding voting securities of the Company immediately prior to such merger, consolidation or other reorganization do not hold (in their capacity as such) equity securities representing a majority of the voting power of the surviving or resulting entity immediately following such merger, consolidation or other reorganization or (B) a sale of all or substantially all of the assets of the Company other than to a buyer in which the holders of the outstanding voting securities of the Company immediately prior to such sale hold (in their capacity as such) equity securities representing a majority of the voting power immediately following such sale.

     1.5 ADDITIONAL RESTRICTIONS. During the period specified in Section 1.4, the Company agrees that (i) except for the Consent Excluded Shares, it will not issue any shares of Common Stock or Common Stock Equivalents to any executive officer of the Company, and (ii) no Common Stock or Common Stock Equivalents shall be issued to Mr. Evan Levine.

2. PARTICIPATION RIGHTS.

     2.1 RIGHT AND NOTICE. Subject to the terms and conditions specified in this
Section 2, the Company grants to the Purchasers a right to participate in future sales by the Company of any Additional Securities (as hereinafter defined), and the Company shall not issue any Additional Securities unless the Company complies with the provisions of this Section 2. The term "Additional Securities" means any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock or any other securities. Each time the Company proposes to make an offer of any Additional Securities, the Company shall deliver a written notice ("Notice") to the Purchasers stating (i) its bona fide intention to offer such Additional Securities, (ii) the anticipated number of such Additional Securities to be offered, and (iii) the anticipated price and terms, if any, upon which it proposes to offer such Additional Securities. The Company will not issue any Additional Securities for non-cash consideration unless prior thereto the Company and the Purchasers which at the time own a majority of the Purchased Shares agree on the value thereof and the Purchasers can exercise their rights under this Section 2 by the payment of cash. The participation rights of the Purchasers under this Section 2 shall, in the absence of agreement among themselves, be on a pro rata basis with respect to the number of Purchased Shares at the time owned by each Purchaser; and provided, however, that if any Purchaser does not participate in its full pro rata share of Additional Securities, then the other Purchasers can participate in the sale of such remaining Additional Securities on the same pro rata basis until such Purchasers participate in the entire amount of such Additional Securities or such lesser amount in which they decide to participate.

     2.2 PUBLIC OFFERING. In any issuance of Additional Securities that is being registered for sale to the public, the Purchasers shall have the right to purchase, in the aggregate, up to (i) 50% of the Additional Securities decided by the Company to be sold in such public offering if the offering price of the stock is equal to or below $8.00 per share, and (ii) 20% of the Additional Securities decided by the Company to be sold in such public offering if the offering price of the stock is above $8.00 per share, in each case on the same terms and conditions (including the same price, but after subtracting any underwriting discount or commission) as the other initial public purchasers in such offering. The Company shall have the right to disclose in any prospectus the name of the Purchasers participating therein and the amount Additional Securities to be purchased by them. For purposes of calculating the amount of Additional Securities the Purchasers may purchase under this Section 2, it will be assumed that the underwriters have fully exercised (or will fully exercise) any over-allotment option.

     2.3 PRIVATE OFFERING. In any issuance of Additional Securities that is not being registered for sale to the public (which shall include a PIPE financing), the Purchasers shall have the right to purchase, in the aggregate, up to 50% of the amount of Additional Securities finally agreed by the Company to be sold in such private offering to all parties (including the Purchasers) on the same terms and conditions (including the same price and registration rights) as the other purchasers in such offering. In addition to the other provisions of this Section 2.3, the Purchasers desiring to exercise their rights under this Section 2.3 must make the same representations and warranties as the other purchasers under this
Section 2.3 to establish an exemption from registration under the Securities
Act.

     2.4 NOTICE AND INTENTION TO PURCHASE. The Company shall deliver the Notice to the Purchasers at least 15 days but not later than 30 days prior to the sale of the Additional Securities, and each Purchaser shall give the Company notice that it may participate in purchasing, up to that portion of such Additional Securities to which it is entitled hereunder by giving notice to the Company of its intention to do the same within 10 days after its receipt of the Notice. Thereafter, in connection with any offering under Section 2.2 or Section 2.3 for which a notice to participate is given under Section 2.4, the Purchasers must agree and affirm to the Company on the day of pricing of the Additional Securities (but immediately following the actual pricing of the Additional Securities) that it or they are committed to purchase the amount of the Additional Securities selected by them, at the final price and terms for the offering, in which event it or they will have the right and obligation to participate in such offering.

     2.5 NON-ELECTION. If the Purchasers elect not to purchase any Additional Securities or do not give notice of participation in accordance with this
Section 2, the Company may, during the 45-day period following the expiration of the period provided in Section 2.4, offer the Additional Securities to any person or persons at a price not less than, of a quantity not more than and upon terms no more favorable to the offeree than those specified in the Notice. Thereafter, the right provided hereunder shall be deemed to be revived and Additional Securities shall not be offered unless first offered to the Purchasers in accordance herewith.

     2.6 PARTICIPATION EXCLUDED SHARES. The rights granted in this Section 2 shall not be applicable to the issuance or sale of any Participation Excluded Shares. For purposes of this Agreement the term "Participation Excluded Shares" means: (i) the Consent Excluded Shares covered by sections (ii), (iii), (iv),
(vii) and (viii) of Section 1.3 hereof; (ii) up to 4,500,000 shares in the aggregate of Common Stock or Common Stock Equivalents issued or issuable after the date of Closing to officers, employees, directors or consultants of the Company, as approved by the Board under incentive plans; (iii) up to 1,500,000 shares in the aggregate of Common Stock issued or issuable to existing licensors of technology of the Company to pay expenses, royalties or milestone payments for which the Company is or becomes obligated under any licensing or related agreement; and (iv) up to 1,000,000 shares in the aggregate of Common Stock or Common Stock Equivalents issued or issuable after the Closing Date for non-equity financing purposes, and as approved by the Board, to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions. Furthermore, with respect to the Common Stock and Common Stock Equivalents covered by sections (ii), (iii) and
(iv) of the preceding sentence, no more than 20% of the amount of such Common Stock or Common Stock Equivalents may be issued in any twelve-month period commencing on the date hereof.

     2.7 TERMINATION OF PARTICIPATION RIGHTS. The participation rights of the Purchasers contained in this Section 2 shall automatically terminate and be of no further force and effect upon the earlier of (i) July 27, 2012; (ii) the date that the Purchasers' aggregate holdings of Purchased Shares (either of record or beneficially) is as a result of sales or other dispositions thereof equal to less than 50% of the aggregate number of Shares purchased by the Purchasers pursuant to the Purchase Agreement; and (iii) at the time of a Change of Control. For purposes of this Section 2.7 and without limitation, the holdings of the Purchasers will be determined on a net basis after giving effect to any sale or other disposition, contract or option to sell any shares of Common Stock, and any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of Common Stock, whether such arrangement provides for settlement by delivery of securities, the payment of cash or otherwise.

3. CHANGE OF CONTROL PROVISIONS. At any time that the Company makes, receives or considers any proposal for a transaction which, if consummated, would constitute a Change of Control and the Board of Directors has decided to approve such transaction and, if required, recommend the stockholders vote to approve such transaction, then the Company agrees that (a) no binding or definitive agreement with respect thereto shall contain any break-up fee provisions or similar types of provisions, except that the Company may agree to reimburse reasonable out-of-pocket due diligence expenses, and (b) it shall not consummate such Change of Control unless the Company shall call a stockholders' meeting or conduct a consent solicitation for approval by the stockholders of the Change of Control, in which meeting or solicitation the approval of the holders of the number of shares required by the Delaware General Corporation Law and/or any stock exchange to approve the Change of Control is obtained or, if no such approval is required, the approval of the holders of a majority of the outstanding shares of stock entitled to vote in attendance at a meeting at which a quorum is present is obtained.

4. BOARD OF DIRECTORS. Effective promptly after the Closing, the Company shall set the authorized number of Board directors at six and the Company shall appoint a person suggested by the Purchasers which at the time own a majority of the Purchased Shares to the vacancy so created; provided that such person, if anyone other than Mr. Carl Icahn, would not subject the Company to making any disclosures under Item 401(f) of SEC Regulation S-K in any proxy statement (the "Criteria"). Prior to any appointment of such person, he or she will provide all of the information required by the Form 8-K which will need to be filed with respect thereto. Thereafter, as long as the Purchasers have any participation rights under Section 2 hereof, the Company shall cause the Board of Directors to nominate a Board nominee selected by the Purchasers in the manner set forth above as long as such person, if anyone other than Mr. Carl Icahn, satisfies the Criteria.

5. RIGHTS PLAN AND CLASSIFIED BOARD.

     5.1 RIGHTS PLAN. The Company agrees that as long as the Purchasers have any participation rights under Section 2 hereof, it shall not adopt any rights plan. For purposes of this Agreement, a "rights plan" shall include any plan, agreement or other device adopted by the Board of Directors designed to prevent a hostile takeover by increasing the takeover cost either through the issuance of new rights, common or preferred shares or any other security or device that are issued to shareholders of the Company other than all shareholders of the Company that carry severe redemption provisions, favorable purchase provisions or otherwise.

     5.2 CLASSIFIED BOARD. The Company hereby agrees that as long as the Purchasers have any participation rights under Section 2 hereof, it shall not adopt a classified Board, nor change the authorized number of Board directors as set forth in Section 4.

     5.3 CHARTER AMENDMENTS. In furtherance of Sections 5.1 and 5.2, the Company agrees that it shall hold a meeting of its stockholders, or conduct a written consent solicitation of stockholders, to propose amendments to its charter documents to expressly prohibit the adoption of a rights plan and the adoption of a classified board (the "Proposals"). The Company agrees that the Board of Directors shall recommend the Proposals and the Company shall use its best efforts to procure stockholder approval of the Proposals. The Company shall hold said stockholders' meeting, or complete the written consent solicitation, no later than November 15, 2005, and shall set the record date for such meeting or solicitation after the date of the Closing. However, if for any reason the Board of Directors of the Company breaches this Agreement by adopting a rights plan or implementing a classified Board of Directors, then within 30 days thereafter any or all of the Purchasers can elect to rescind its purchase of any of (i) the Shares purchased by it and Warrant Shares exercised by it which in each case have not been sold or otherwise disposed of, and (ii) the Warrants. The rescission price for any such Shares and Warrant Shares shall equal the greater of $2.50 or the average of the closing prices of the Common Stock for the 10 business days before any such notice is given (the "Average Price"). The rescission price for any unexercised Warrant shall be the number of shares for which the Warrant has not been exercised multiplied by the difference between the Average Price minus the $1.85. The Company shall also reimburse the Purchasers for its costs in the negotiation of the Purchase Agreement, the Purchaser Warrants and this Agreement.

     5.4 VOTING. At the Closing, the Company shall present the Purchasers with the written binding agreement of the beneficial owners of not less than an aggregate of 9,000,000 shares of Common Stock to vote such shares owned by them at the time of the meeting or solicitation for the adoption of such amendments. The Purchasers agree to vote all shares of Common Stock owned by them at the time of such meeting or solicitation in favor of such amendments.

6. MISCELLANEOUS.

     6.1 NOTICES.

          (A) All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first-class registered or certified airmail, confirmed facsimile or nationally recognized overnight express courier postage prepaid, and shall be as addressed as follows:

                    if to the Company, to:

                       ADVENTRX Pharmaceuticals, Inc.
                       6725 Mesa Ridge Road, Suite 100
                       San Diego, California 92121
                       Attention: Chief Executive Officer
                       Telephone No.: (858) 552-0866
                       Telecopy No.: (858) 552-0876

                    with a copy to (not to constitute notice):

                       Bingham McCutchen LLP
                       Three Embarcadero Center
                       San Francisco, CA 94111
                       Attention: Hank Evans
                                  Francis Sarena
                       Telephone No.: (415) 393-2000
                       Telecopy No.: (415) 393-2286

                    if to any Icahn Purchaser, to such Purchaser at:

                       767 Fifth Avenue
                       47th Floor
                       New York, NY 10153
                       Attention: Marc Weitzen, Esq.
                       Telephone No.: (212) 702-4300
                       Telecopy No.: (212) 750-5815

                    if to Viking:

                       55 Railroad Avenue
                       Greenwich, CT 06830
                       Attention: Alex Denner
                       Telephone No.: (203) 863-5000
                       Telecopy No.: (203) 625-8705

or at such other address or addresses as may have been previously furnished to the other party in writing in accordance with this Section 6.1.

          (B) Such notices or other communications shall be deemed delivered upon receipt, in the case of overnight delivery, personal delivery, facsimile transmission (as evidenced by the confirmation thereof), or mail.

     6.2 AMENDMENTS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and Icahn.

     6.3 HEADINGS. The headings of the various sections of this Agreement are for convenience of reference only and shall not be deemed to be part of this Agreement.

     6.4 SEVERABILITY. In the event that any provision in this Agreement is held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     6.5 INJUNCTIVE RELIEF. Notwithstanding any other provisions of this Agreement, a breach of any of the provisions of this Agreement by the Company will cause the Purchasers irreparable damage for which recovery of money damages shall be inadequate, and the Purchasers shall therefore be entitled to obtain injunctive relief (without any requirement to post any bond) and specific performance to protect their rights and enforce the terms and provisions under this Agreement in addition to any and all remedies available to them at law or in equity.

     6.6 GOVERNING LAW AND FORUM. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be fully performed therein. The parties hereto agree to submit to the exclusive jurisdiction of the federal and state courts of the State of New York with respect to the interpretation of this Agreement or for the purposes of any action arising out of or related to this Agreement.

     6.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument. In the event that any signature is delivered via facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original hereof.

     6.8 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the matters covered herein, supersedes all prior agreements and understandings with respect to such matters and executed by and between the Company and Icahn.

     6.9 EXPENSES. Each party shall pay all costs and expenses incurred by it in connection with the execution and delivery of this Agreement, and all the transactions contemplated thereby, including fees of legal counsel.

        [Remainder of page intentionally blank; signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Rights Agreement to be executed as of the date first written above.

                                        ADVENTRX PHARMACEUTICALS, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        ICAHN PARTNERS LP


                                        By:
                                            ------------------------------------
                                        Name: Keith Meister
                                        Title: Authorized Signatory


                                        ICAHN PARTNERS MASTER FUND LP


                                        By:
                                            ------------------------------------
                                        Name: Keith Meister
                                        Title: Authorized Signatory


                                        HIGH RIVER LIMITED PARTNERSHIP

                                        By: Hopper Investments, LLC, its general
                                            partner

                                        By: Barberry Corp., its sole member


                                        By:
                                            ------------------------------------
                                        Name: Edward E. Mattner
                                        Title: Authorized Signatory


                                        VIKING GLOBAL EQUITIES LP


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        VGE III PORTFOLIO LTD.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                       SIGNATURE PAGE TO RIGHTS AGREEMENT